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                                                                    EXHIBIT 5.1

                                          July 30, 1998

Applied Imaging Corp.
2380 Walsh Avenue, Bldg. B
Santa Clara, CA 95051

  Re: Applied Imaging Corp. (the "Company") Registration Statement on
      Form S-3

Ladies and Gentlemen:

  We have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a shelf offering of (i) 4,629,350 shares of the Company's Common Stock, $.001 par value per share (the "Shares") and (ii) up to 173,010 shares of the Company's Common Stock, $.001 par value per share, issuable upon exercise of certain warrants to purchase Common Stock of the Company (the "Warrant Shares"). As your counsel, we have examined the proceedings proposed to be taken in connection with the sale and issuance of the above-referenced securities.

  It is our opinion that the Shares are, and that the Warrant Shares when issued upon exercise of the warrants referred to in the Registration Statement will be, legally and validly issued, fully paid and nonassessable.

  We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                          Very truly yours,

                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati